Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of January 26th, 2015, by and between The Fresh Market, Inc., a Delaware corporation (the “Company”), and R. Craig Carlock (“Executive”).
RECITALS
WHEREAS, Executive serves as Chief Executive Officer and President of the Company pursuant to the terms and conditions of an Employment Agreement between Executive and the Company dated October 4, 2010 (the “Employment Agreement”) and is a Participant in The Fresh Market, Inc. Severance Plan (the “Severance Plan”);
WHEREAS, the Company has terminated Executive’s employment without Cause effective as of January 11, 2015 (the “Termination Date”); and
WHEREAS, Executive and the Company desire to set forth in writing their agreement regarding the responsibilities of the parties and the severance benefits to be provided to Executive in connection with Executive’s termination of employment;
NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:
1.Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement and the Severance Plan.
2.Termination of Employment and Removal Other Positions. Effective as of the Termination Date, Executive’s employment with the Company is terminated without Cause and Executive is removed, without the necessity of any other action, from all positions within the Company and its subsidiaries (including his position as Chief Executive Officer and President but excluding his position as a member of the board of directors of the Company). Executive will promptly thereafter receive all accrued, but unpaid, Annual Base Salary, vacation and paid time off and reimbursement of all outstanding properly incurred business-related expenses.
3.Assistance with Transition of Responsibilities. For a period of three (3) months following the Termination Date, Executive shall provide reasonable assistance to the Company’s interim Chief Executive Officer in connection with the performance of the interim Chief Executive Officer’s duties and responsibilities. The parties agree that Executive shall spend no more than ten (10) hours per month providing such assistance. Executive shall be reimbursed for any reasonable expenses incurred at the Company’s request in connection with providing such assistance.
4.Severance Benefits. In accordance with the Severance Plan and as otherwise agreed between the Company and Executive, the Company shall provide Executive the following severance benefits:
(a)The continued payment of Executive’s Annual Base Salary at the rate of $561,000 per annum for a period of twenty-four (24) months, payable in equal monthly installments beginning on the 61st day following the Termination Date. Provided, however, that payments that would otherwise have been made during the “409A Deferral Period” (as defined in

Section 6 of this Agreement) will not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first business day after the expiration of the 409A Deferral Period, together with interest, at the prime rate then in effect at Bank of America, N.A. or any successor thereto.
(b)A pro-rated portion of the annual cash bonus Executive would have earned under the Company’s annual incentive plan for the 2014 fiscal year (calculated based on the number of days Executive was employed during the Company’s 2014 fiscal year divided by 365), payable in a lump-sum payment on the later of (i) the 61st date following the Termination Date or (ii) the date payments under the annual incentive plan for the Company’s 2014 fiscal year are made to participants who remain actively employed by the Company through the remainder of such fiscal year.
(c)In accordance with Section 4(c) of the Severance Plan, the Company will provide (or reimburse Executive for) continuation of the medical and other welfare benefits Executive and Executive’s spouse and dependents were receiving immediately prior to the Termination Date at a level that is at least equal to the level of benefits provided by the Company prior to such Termination Date. The benefits continuation will be provided as follows:
(i)The Company shall provide continuing Medical, Dental and Vision coverage (in each case, as provided in the applicable Company plan and at the same net cost to Executive if he had remained an active employee of the Company).
(ii)The Company shall reimburse Executive for the premiums paid by Executive for coverage under a converted Basic Life policy (“Basic Life Benefit”) and a converted Long Term Disability policy (“LTD Benefit”). If, however, any reimbursement would otherwise have been made during the “409A Deferral Period” (as defined in Section 6 of this Agreement) the reimbursement will not be paid on the otherwise scheduled date but shall instead accumulate and be paid on the first business day after the expiration of the 409A Deferral Period, together with interest, at the prime rate then in effect at Bank of America, N.A. or any successor thereto. The reimbursement to Executive for the Basic Life Benefit and LTD Benefit shall not affect the benefits and reimbursements to be provided to the Executive for the respective benefit in any other calendar year. The right to reimbursement for the Basic Life Benefit and LTD Benefit cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Reimbursement payments shall be made to Executive within thirty (30) days of submitting request for reimbursement. Executive must submit a request for reimbursement no later than 45 days before the end of the calendar year following the calendar year that the premium expense was incurred.
Executive shall be responsible for completing any paperwork associated with the continuation medical and other welfare benefits pursuant to this paragraph (c). Any benefit or reimbursement provided by the Company under this paragraph (c) shall be grossed up for any applicable income and employment taxes, and payment of the tax gross will be paid by the end of the calendar year following the calendar year in which Executive remits the applicable taxes. The period of continued coverage pursuant to this paragraph (c) shall commence on the Termination Date and continue thereafter for twenty-four (24) months; provided, however, if Executive becomes reemployed with another employer and is eligible to receive medical and welfare benefits under such employer’s plan the Company’s obligation to provide the continued benefits described in this paragraph (c) shall cease.
(d)Transfer of title to Executive to the Company automobile currently assigned to him.
(e)Notwithstanding the foregoing provisions of this Section 4, the Company shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a), (b), (c) or (d) of this Section 4 unless (i) within 30 days following the Termination Date, (x) Executive signs and delivers the release in favor of the Company set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release; and (z) the rescission periods provided by law have expired; and (ii) Executive is in substantial compliance with the material terms of this Agreement, the Employment Agreement and the Severance Plan as of the dates of the payments. Executive and the Company agree that Executive received this Agreement and the Release on January 12, 2015.
5.Equity Awards.
(a)    Executive and the Company acknowledge and agree that, except as set forth below in this Section 5, the applicable stock or equity incentive plans and any equity or equity-based awards granted to Executive thereunder shall be governed by the terms of such plans and award agreements; provided, that the treatment of Executive’s equity or equity-based awards as set forth in the following paragraphs of this Section 5 is subject to Executive’s execution and non-revocation of the Release.
(b)    The stock options granted to Executive pursuant to the option award agreements between Executive and the Company dated December 16, 2011, March 21, 2012, March 20, 2013 and March 27, 2014 shall continue to vest and become exercisable during the twenty-four (24) months immediately following the Termination Date (the “Extended Vesting Period”) in accordance with the time-based vesting schedule set forth in such option award agreements and the exercise period with respect to any stock options that become so vested during the Extended Vesting Period shall expire three months after their respective vesting dates.
(c)    The shares of restricted stock granted to Executive pursuant to the two (2) restricted stock award agreements between Executive and the Company dated March 20, 2013 shall continue to vest during the Extended Vesting Period and be released and delivered to Executive in accordance with the time-based vesting schedule set forth in such restricted stock award agreements, provided Executive shall become immediately vested in and the Company shall release and withhold a number of shares necessary to satisfy the minimum statutory rate withholding tax liability triggered by the modification of the vesting of such restricted stock pursuant to this paragraph.
(d)    The restricted stock units awarded to Executive pursuant to the restricted stock unit award agreement between Executive and the Company dated March 27, 2014 shall continue to vest during the Extended Vesting Period and be settled by the Company in accordance with the time-based vesting schedule set forth in such restricted stock award agreement.
(e)    The performance shares awarded to Executive pursuant to the performance share award agreement between Executive and the Company dated March 21, 2012 and the performance share units awarded to Executive pursuant to the performance share unit award agreement between Executive and the Company dated March 20, 2013 shall not be forfeited and shall become vested in and earned by Executive based on the Company’s achievement of the performance goals applicable to such performance share units during the respective performance periods. The performance share units awarded to Executive pursuant to the performance share unit award agreement between Executive and the Company dated March 27, 2014 shall be forfeited and cancelled.
(f)    For the sake of clarity, (i) the provisions of the award agreements described in paragraphs (b) through (e) of this Section 5 related to accelerated vesting in connection with a Change of Control or upon Executive’s death or Disability shall apply during the Extended Vesting Period but only to the equity and equity-based awards that would have otherwise vested during the Extended Vest Period (without regard to the occurrence of any of such events) pursuant to such paragraphs and (ii) all unvested equity and equity-based awards subject to such agreements as of the expiration of the Extended Vesting Period shall be forfeited and cancelled.
6.Section 409A. Executive acknowledges and agrees that (a) Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) as of the Termination Date and (b) the payment of the severance benefits described in paragraph (a) of Section 4 and the vesting of the restricted stock units and performance share units pursuant to paragraphs (d) and (e) of Section 5 are considered deferred compensation subject to Section 409A and are being paid and provided on account of Executive’s separation from service. As required by Section 409A, payment of the severance benefits described in paragraph (a) of Section 4 shall be deferred for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”), and the delivery of shares of Company common stock in respect of any restricted stock units or performance share units that become vested during the 409A Deferral Period pursuant to paragraph (d) or (e) of Section 5 shall be deferred until the expiration of the 409A Deferral Period.

7.Continuing Obligations.
(a)    Following the Termination Date, Executive agrees to continue to adhere to the terms and conditions set forth in Section 2 of the Employment Agreement. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of Section 2 of the Employment Agreement by Executive may cause substantial and irreparable harm to the Company. Executive agrees that the Company may seek any remedies set forth in Section 3 of the Employment Agreement if Executive violates Section 2 of the Employment Agreement.
(b)    The parties agree that Section 2 of the Employment Agreement is incorporated into this Agreement by reference.
8.Miscellaneous.
(a)    Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:
The Fresh Market, Inc.
628 Green Valley Road, Suite 500
Greensboro, NC 27408
Attention: General Counsel

If to Executive:
R. Craig Carlock
Address reflected on the Company’s payroll records

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.
(b)    Continuing Cooperation. Until the expiration of the applicable statutes of limitations, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum. Executive shall be reimbursed for any reasonable expenses incurred at the Company’s request in connection with providing such continuing cooperation.
(c)    Assignment. This Agreement may be assigned by the Company to any Affiliate or successor to the business or assets of the Company. In the event of any such assignment, the Company shall cause such Affiliate or successor, as the case may be, to assume the obligations of the Company hereunder, by a written agreement addressed to the Executive, concurrently with any assignment, with the same effect as if such assignee were “the Company” hereunder. This Agreement is personal to the Executive and the Executive may not assign any rights or delegate any responsibilities hereunder.
(d)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto, including the Employment Agreement and the Severance Plan. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
(e)    Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(f)    Disputes. The Company and the Executive agree that, except as otherwise specifically provided herein, all disputes, controversies and claims arising between them concerning the subject matter of this Agreement shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement. The location of the arbitration will be Greensboro, North Carolina or such other place as the parties may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of North Carolina. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 7(g) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties to the dispute. Nothing in this Section 7(g) shall preclude, and the parties expressly acknowledge that either party may seek, injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder. Without limiting the generality of this Section 7(g), to the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.
(g)    Governing Law; Interpretation. This Agreement shall be deemed to be made in the State of North Carolina, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of North Carolina without regard to its principles of conflicts of law. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of either party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.
(h)    Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference is to a Section of this Agreement unless otherwise indicated.
(i)    Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(j)    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(k)    Counterpart. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
– Signature Page Follows –

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the date first above written.
THE FRESH MARKET, INC.

By:     /s/ Jeffrey C. Ackerman
Name:     Jeffrey C. Ackerman
Title:     CFO

/s/ R. Craig Carlock
R. Craig Carlock

EXHIBIT A
RELEASE
I.    Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge The Fresh Market, Inc., a North Carolina corporation (the “Company”), and its present and former subsidiaries and affiliates, together with their present and former officers, directors, executives, agents, employees, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliates, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including, but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of (i) its obligations under that certain Severance Plan of the Company in which the undersigned participates (including the Accrued Rights (as defined therein)) and (ii) any director and officer indemnification or insurance obligations in favor of the undersigned. The undersigned understands that, as a result of executing this Release, he will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his rights in connection with his/her employment or otherwise.
The undersigned affirms that he has not filed or caused to be filed, and is not presently a party to, any Claim, complaint or action against any Released Party in any forum or form and that he knows of no facts that may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency or group. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, and/or benefits are due to him from the Company and its subsidiaries, except as specifically provided in this Release. The undersigned furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.
The undersigned further declares and represents that he has carefully read and fully understands the terms of this Release and that he has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Release, that he may take up to and including 21 days from receipt of this Release, to consider whether to sign this Release, that he may revoke this Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
II.    Protected Rights. The Company and the undersigned agree that nothing in this Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
III.    Severability. If any term or provision of this Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Release is not affected in any manner materially adverse to any party.
IV.    GOVERNING LAW. THIS RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NORTH CAROLINA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Effective on the eighth calendar day following the date set forth below.
THE FRESH MARKET, INC.

By:     /s/ Jeffrey C. Ackerman
Name:     Jeffrey C. Ackerman
Title:     CFO

/s/ R. Craig Carlock
R. Craig Carlock

Date: January 26, 2015